21700 Barton Road P.O. Box 150 Colton, California 92324	Exhibit 99.4 Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S    R E L E A S E
 For Immediate Release
 Wednesday, May 12, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES RECORD SALES AND
EARNINGS FOR SECOND QUARTER RESULTS

Colton, California. May 12, 2004; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date period ended on March 28, 2004.

Sales for the thirteen week second quarter ended March 28, 2004 increased 46.11% to $989.4 million compared to $677.2 million for the thirteen weeks ended March 30, 2003. Total sales for the twenty-six weeks ended March 28, 2004, increased 48.37% and amounted to $2.016 billion compared to $1.359 billion for the same period in the prior year. Like store sales increased 42.23% and 45.78% for the thirteen week and twenty-six week periods ended March 28, 2004, respectively.

The Company reported net income for the thirteen week second quarter ended March 28, 2004 of $30.3 million compared to $3.8 million for the thirteen weeks ended March 30, 2003. Net income for the fiscal year-to-date periods amounted to $64.9 million in 2004 and $6.8 million in 2003. The quarter and year-to-date results for 2004 include a $13.3 million after tax gain from litigation settlement. The settlement transferred the remaining 50% ownership interest in Santee Dairies, Inc. to the Company. Santee’s results after the settlement date, February 6, 2004, are consolidated in the Company’s results.

Brown said; “Our quarter and year-to-date results reflect the dedication and tremendous efforts by the Stater Bros. Family members during the recent labor dispute in the Southern California grocery market. The Company is making every effort to retain as many of our new “Valued Customers” as possible. We remain committed to providing a friendly and satisfying shopping experience to all our “Valued Customers” on every one of their visits to our supermarkets. Our financial performance was made possible by our Stater Bros. Family members’ outstanding commitment and dedication to stay focused on our “Valued Customers” and their needs.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 158 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets currently operates 158 Full Service Supermarket locations, with 47 in San Bernardino County, 42 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,500 members of the Stater Bros. “Family” of Employees. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936. Stater Bros. has announced plans to build new Full Service Supermarkets in the Southern California communities of Adelanto, Corona (Hidden Valley is scheduled to open in the Summer of 2004), Beaumont, Wildomar (Bear Creek), and Fontana.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Results of Operations
(In thousands)
Unaudited

	13 Weeks Ended		26 Weeks Ended
	03/30/03	03/28/04	03/30/03	03/28/04
Sales	$677,196	$989,418	$1,358,705	$2,015,971
Gross profit	188,058	296,339	372,833	601,221
Operating Expenses:
Selling, general and administrative expenses	162,226	215,886	323,244	442,780
Depreciation and amortization	6,417	7,760	12,745	15,186

Total operating expenses	168,643	223,646	335,989	457,966

Operating profit	19,415	72,693	36,844	143,255
Interest income	254	464	526	848
Interest expense	(13,301)	(21,659)	(26,559)	(34,835)
Equity in earnings from unconsolidated affiliate	233	303	979	929
Other, net	(239)	(256)	(627)	(709)

Income before income taxes	6,362	51,545	11,163	109,488
Income taxes	2,531	21,266	4,404	44,566

Net income	$3,831	$30,279	$6,759	$64,922

STATER BROS. HOLDINGS INC.

Condensed Balance Sheets
(In thousands)
Unaudited

	9/28/03	03/28/04
Assets
Current Assets Cash	$111,152	$148,735
Restricted Cash	—	20,000
Receivables	27,571	27,691
Inventories	172,267	196,400
Other	21,755	25,364

Total current assets	332,745	418,190
Investment in unconsolidated affiliate	16,910	—
Property, plant, & equipment, net	302,145	408,055
Deferred debt issue costs, net	10,486	8,762
Other	5,540	6,425

Total Assets	$667,826	$841,432

Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities
Accounts payable	$112,458	$137,407
Accrued expenses and other liabilities	94,714	139,934
Current portion of long-term debt and capital lease obligations	1,056	1,267

Total current liabilities	208,228	278,608
Long-term debt	458,750	458,750
Capital lease obligations, less current portion	9,926	9,909
Other long-term liabilities	54,916	93,237
Common stockholder’s equity (deficit)	(63,994)	928

Total Liabilities and Stockholder’s Equity (Deficit)	$667,826	$841,432